UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

(Amendment No. 3)

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

WESTERN URANIUM CORPORATION

(Exact name of registrant as specified in its charter)

Ontario, Canada	98-1271843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700-10 King Street East, Toronto, Ontario, Canada M5C 1C3
(Address of principal executive offices)

(416) 564-2870
(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares
(Title of Class)

None
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

Explanatory Note:

This Amendment No. 3 includes revisions to Item 6, “Executive Compensation” (revising disclosure under “Other Employee Compensation”); Item 9, “Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters” (revising disclosure under “Equity Compensation Plan Information”); and Item 15, “Financial Statements and Exhibits” (revising the list of exhibits under Item 15(b) to add new exhibit 10.11, “Incentive Stock Option Plan (Rolling 10%), as amended,” which has been incorporated as an exhibit by reference). In all other respects, this registration statement is unchanged from Amendment No. 2 filed on July 22, 2016.

Item 6.	Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	TOTAL ($)
Mr. George Glasier,	2015	-	-	-	-	-	-
President and Chief Executive Officer	2014	-	-	-	-	-	-

Mr. Andrew Wilder,	2015	-	-	-	-	$119,500	$119,500
Chief Financial Officer (1)	2014	-	-	-	-	-	-

(1)	Mr. Wilder is the Founder and Chief Executive Officer of Cross River Advisors LLC (“Cross River”), a Connecticut company. Cross River provides accounting and management services to the Company. During the years ended December 31, 2015 and 2014, the Company incurred consulting fees of $119,500 and $0, respectively, to Cross River. Mr. Wilder received no compensation from the Company other than fees received through Cross River.

Employment Agreements

We have no employment agreements with our executive officers.

Other Employee Compensation

As of December 31, 2015, our named executive officers do not hold any unexercised options for the purchase of our common shares or any other incentive plan awards, and no such compensation was paid in the year ended December 31, 2015.

Director Compensation

The following tables set forth a summary of the compensation earned by each director who is not a named executive officer and who served on the Board during 2015 for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Michael Skutezky (1)	$43,657	-	-	-
Russell Fryer	-	-	-	-

(1)	Mr. Skutezky is the Chairman of Rhodes Capital Corporation (“Rhodes Capital”). Rhodes Capital provides consulting services to the Company. During the year ended December 31, 2015, the Company incurred $43,657 to Rhodes Capital, consisting of $37,332 in consulting fees and $6,325 in director fees for Mr. Skutezky’s services.

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Item 9.	Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

From March 15, 2016 through May 22, 2016, our common shares traded on the OTC Pink Marketplace under the trading symbol, “WSTRF”. On May 23, 2016, our common shares began trading on the OTCQX Best Marketplace under the same symbol. To date the shares have been thinly traded, with the most recent closing bid price being $1.75 on July 20, 2016.

Beginning on November 20, 2014, our common shares have been listed on the CSE under the symbol "WUC".

The following table sets forth the range of high and low bid information for our common shares for the periods indicated, as quoted on the CSE.

This is in Canadian currency	Price Range ($ CAN)
	Low	High
Year ended December 31, 2015
First Quarter (March 31, 2015)	$3.50	$4.75
Second Quarter (June 30, 2015)	$2.50	$4.50
Third Quarter (September 30, 2015)	$4.00	$5.00
Fourth Quarter (December 31, 2015)	$2.00	$3.50

Year ended December 31, 2016
First Quarter (March 31, 2016)	$1.20	$2.40
Second Quarter (June 30, 2016)	$1.50	$2.35
Third Quarter (from July 1 – July 22, 2016)	$2.00	$2.50

Stockholders

According to our transfer agent, as of July 20, 2016 there were approximately 3,496 holders of record of our common shares.

Dividends

We have not declared or paid any dividends on our common shares and do not anticipate paying cash dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the Board deems relevant.

Equity Compensation Plan Information

The Company maintains an Incentive Stock Option Plan (the “Plan”) that permits the granting of stock options as incentive compensation. Shareholders of the Company approved the Plan on June 30, 2008 and amendments to the Plan on June 20, 2013, and the Board of Directors approved additional changes to the Plan on September 12, 2015.

The purpose of the Plan is to attract, retain and motivate directors, management, staff and consultants by providing them with the opportunity, through stock options, to acquire a proprietary interest in the Company and benefit from its growth.

At December 31, 2015, a total of 271,996 stock options issued under the Plan were outstanding, and the same number of options was outstanding at July 22, 2016. All of those options were issued in connection with the Company’s acquisition of Black Range Minerals Limited (“Black Range”) to replace options previously issued by Black Range to its former offers and directors.

The Plan provides that the aggregate number of common shares for which stock options may be granted will not exceed 10% of the issued and outstanding common shares at the time stock options are granted. At December 31, 2015, a total of 16,230,733 common shares were outstanding, and at that date the maximum number of stock options eligible for issue under the Plan was 1,623,073 (10% of the issued and outstanding common shares). At July 22, 2016, a total of 16,797,089 common shares were outstanding, and at that date the maximum number of stock options eligible for issue under the Plan was 1,679,708.

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A stock option exercise price shall not be less than the most recent share issuance price. The maximum term is five years. There are no specific vesting provisions under the Plan. Options are non-assignable and non-transferable except that stock options may be transferred to the spouse of an optionee or to the registered retirement savings plan or registered pension plan of an optionee.

The Plan provides if the optionee's employment is terminated for any reason, or if the service of a director, senior executive or consultant of the Company who is an optionee is terminated, any vested stock option of such optionee may be exercised during a period of ninety (90) days following the date of termination of such employment or service, as the case may be. In the case of an optionee's death, any vested stock option of such optionee at the time of death may be exercised by his or her heirs or legatees or their liquidator during a period of one year following such optionee's death.

The total number of common shares issuable to any one person during a 12-month period may not exceed ten percent (10%) of the total number of common shares issued and outstanding. Options granted to consultants providing investor relations activities must vest over 12 months in stages of no more than 25% in any three-month period. Also, in any 12-month period, no options exercisable for more than 2% of the Company’s issued and outstanding shares may be awarded to consultants or employees conducting investor relations activities. The Plan provides that where options are cancelled or lapse under the Plan, the associated common shares become available again and new options may be granted in respect thereof in accordance with the provisions of the Plan.

The Board may make any amendment to the Plan, without shareholder approval, except an increase in the number of common shares reserved for issue under the Plan or a reduction of an option exercise price. The terms of any existing option may not be altered, suspended or discontinued without the consent in writing of the Optionee.

Equity Compensation Plan Information

As of December 31, 2015

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	271,996	Cdn$6.39	1,351,077
Equity compensation plans not approved by shareholders	Nil	Nil	Nil
Total	271,996	Cdn$6.39	1,351,077

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Item 15.	Financial Statements and Exhibits

(a) The following financial statements are being filed as part of this Registration Statement.

Page No.
Western Uranium Corporation for the Three Months Ended March 31, 2016 and 2015
Condensed Consolidated Balance Sheets as of March 31, 2016 (Unaudited) and December 31, 2015	F-1
Condensed Consolidated Statements of Operations and other Comprehensive Loss for the three months ended March 31, 2016 and 2015 (Unaudited)	F-2
Condensed Consolidated Statement of Shareholders' Equity for the three months ended March 31, 2016 (Unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2016 and 2015 (Unaudited)	F-4
Notes to the Condensed Consolidated Financial Statements	F-5

Consolidated Financial Statements of Western Uranium Corporation and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-13
Consolidated Balance Sheets as of December 31, 2015 and 2014	F-14
Consolidated Statements of Operations and Other Comprehensive Loss for the years ended December 31, 2015 and for the period March 10, 2014 (Inception) through December 31, 2014	F-15
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2015 and for the period March 10, 2014 (Inception) through December 31, 2014	F-16
Consolidated Statements of Cash Flows for the years ended December 31, 2015 and for the period March 10, 2014 (Inception) through December 31, 2014	F-17
Notes to Consolidated Financial Statements	F-19

(b) The following exhibits are being provided as required by Item 601 of Regulation S-K.

Exhibit No.	Description

2.1(4)	Share Exchange Agreement between Pinon Ridge Mining LLC, Homeland Uranium Inc., Homeland Uranium (Utah), et al., dated November 6, 2014.+

2.2(4)	Merger Implementation Agreement between Black Range Minerals Limited and Western Uranium Corporation, dated March 20, 2015.

2.3(4)	Credit Facility between Western Uranium Corporation and Black Range Minerals Limited, dated March 20, 2015.

2.4(2)	Termination and Liquidation Agreement between Ablation Technologies LLC, Black Range Minerals Ablation Holdings Inc. and Mineral Ablation, LLC dated March 17, 2015

3.1(4)	Certificate of Incorporation, as amended.

3.2(4)	Amended and Restated By-laws.

10.1(4)	Form of Note payable to The Siebels Hard Asset Fund Ltd., dated September 30, 2015, including Extension Agreement dated December 16, 2015.

10.2(4)	Form of Note payable to The Siebels Hard Asset Fund Ltd, dated February 22, 2016.

10.3(4)	Form of Note payable to Energy Fuel Holdings Corp., dated August 18, 2014.

10.4(4)	Form of Note payable to Nuclear Energy Corporation LLC, dated October 13, 2011, including Extension Agreement dated January 5, 2016.

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10.5(4)	Form of WUC Warrant.

10.6(3)	Call Option Agreement

10.7(3)	Consulting Agreement between Cross River Advisors LLC and Western Uranium Corporation dated January 1, 2015

10.8(3)	Consulting Agreement between Cross River Advisors LLC and Western Uranium Corporation dated October 16, 2015

10.9(3)	Consulting Agreement between Bedford Bridge Fund LLC and Western Uranium Corporation dated January 1, 2016

10.10(3)	Consulting Agreement between Rhodes Capital Corporation and Western Uranium Corporation dated January 1, 2015

10.11(2)	Technology License Agreement between Ablation Technologies LLC and Black Range Mineral Ablation Holdings Inc. dated as of March 17, 2015

10.12(1)	Incentive Stock Option Plan (Rolling 10%), as amended

21.1(4)	List of Subsidiaries

+	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.
(1)	Incorporated by reference to the Company’s Form 8-K filed on October 12, 2016
(2)	Previously filed as an exhibit with Amendment No. 2 to the Form 10 on July 22, 2016
(3)	Previously filed as an exhibit with Amendment No. 1 to the Form 10 on June 22, 2016
(4)	Previously filed as an exhibit to the Form 10 on April 29, 2016

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Uranium Corporation

Date: November 14, 2016	By:	/s/ George Glasier
Mr. George Glasier
President and Chief Executive Officer

Date: November 14, 2016	By:	/s/ Robert Klein
Mr. Robert Klein
Chief Financial Officer

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